Watson Reports Net Revenue of $786 Million for the Fourth Quarter 2009

- Fourth Quarter 2009 GAAP EPS of $0.51; Adjusted Cash EPS $0.85

- Full Year 2009 Net Revenues of $2.8 Billion

- Full Year 2009 GAAP EPS of $1.96; Adjusted Cash EPS $3.04

- Company Affirms 2010 Outlook

MORRISTOWN, N.J., Feb. 23 /PRNewswire-FirstCall/ — Watson Pharmaceuticals, Inc. (NYSE: WPI) today reported net revenue for the fourth quarter ended December 31, 2009 climbed 22 percent to $785.7 million, compared to $645.2 million in the fourth quarter 2008. Watson's results include Arrow Group results since the acquisition on December 2, 2009.  On an adjusted cash basis, net income for the fourth quarter 2009 increased 28 percent to $94.4 million or $0.85 per share, compared to $73.7 million or $0.64 per share in the fourth quarter 2008.  GAAP earnings per share for the fourth quarter were $0.51, compared to $0.50 in the prior year period. The fourth quarter results are in-line with the Company's January 13, 2010 projection, after taking into account the exclusion of $22.2 million ($0.12 per share) in amortization expense for adjusted cash basis reporting purposes.

For the fourth quarter 2009, adjusted EBITDA increased 32 percent to $188.8 million, versus $143.2 million for the fourth quarter of 2008.   Cash and marketable securities were $215.0 million as of December 31, 2009. Refer to the attached reconciliation tables for adjustments to GAAP earnings.

Full Year 2009 Results
For the full year 2009, net revenue increased 10 percent to $2.8 billion, compared to net revenue of $2.5 billion for 2008.  On an adjusted cash basis, net income for 2009 increased 24 percent to $348.8 million, or $3.04 per share, compared to 2008 net income of $282.3 million, or $2.47 per share. GAAP earnings per share for the full year 2009 were $1.96, compared to $2.09 in 2008.

For the full year 2009, adjusted EBITDA was $689.3 million, and cash flow from operations was $376.8 million.

"Watson achieved strong results across all businesses, and against our aggressive corporate goals in a year that included the fundamental global reshaping of our company through the acquisition of the Arrow Group," said Paul Bisaro, President and CEO.  "We grew our generics business in the U.S. through the introduction of eight new products, and we increased our investment in new product development that resulted in a record filing of 36 Abbreviated New Drug Applications with the U.S. Food and Drug Administration (FDA).  We expanded our brand product portfolio with the back-to-back launches of two new products in urology – Rapaflo® and Gelnique®. We also realigned our brand sales and marketing activities to more closely focus on presenting our expanding urology and women's health portfolios to our targeted physician prescribers."

"To ensure long-term growth and increased shareholder return, we acquired the Arrow Group to expand globally, restructured our balance sheet to ensure cost effective funding of future expansion opportunities, and realigned our management team to support our global business, particularly with the addition of significant expertise in brands and operations.  We achieved an extraordinary number of goals that will enable our businesses to contribute to substantial and sustainable earnings per share growth for the Company," Bisaro added.  "We believe that these results provide a sound foundation upon which to deliver our goal of 10 percent compound annual growth over the next three years."

Fourth Quarter and Full Year 2009 Business Segment Results

Global Generic Segment Information

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Unaudited; $ in millions)	2009	2008	2009	2008
Global Generic Segment Contribution
Product sales	$460.5	$365.1	$1,641.8	$1,404.0
Other revenue	6.8	2.0	26.4	70.3
Net revenue	467.3	367.1	1,668.2	1,474.3
Operating expenses:
Cost of sales	270.4	214.1	947.1	883.8
Research and development	43.4	35.8	140.4	119.2
Selling and marketing	18.0	13.3	53.8	55.2
Segment contribution	$135.5	$103.9	$526.9	$416.1
Segment margin	29.0%	28.3%	31.6%	28.2%

Adjusted gross profit (1)	$218.3	$159.0	$764.6	$603.3
Adjusted gross margin	46.7%	43.3%	45.8%	41.3%

(1) Adjusted gross profit represents adjusted net revenue less adjusted cost of sales and excludes amortization of acquired intangibles. Pro forma adjustments for the respective periods include the following:

Global supply chain initiative	$7.2	$6.0	$29.3	$27.8
Purchase accounting adjustments	14.2	-	14.2	-
Legal settlements	-	-	-	(15.0)

Global Generic net revenue for the fourth quarter of 2009 increased 27 percent to $467.3 million, reflecting the recent launch of new products, including metoprolol succinate extended-release, higher sales of potassium-chloride extended-release capsules and the addition of Arrow.  The increase was partially offset by lower sales from omeprazole 40mg.

Adjusted Global Generic gross profit increased 37 percent to $218.3 million or 46.7 percent of revenue in the fourth quarter of 2009, compared to $159.0 million in the fourth quarter of 2008.  Adjusted Global Generic gross profit was positively influenced by new products and other revenue increases, as well as ongoing savings from Watson's Global Supply Chain Initiative.

Global Generic research and development expense for the fourth quarter of 2009 increased $7.6 million to $43.4 million, primarily due to the inclusion of Arrow R&D expense in December 2009. Watson currently has more than 100 ANDAs pending in the U.S., including tentative approvals, and more than 240 product applications pending outside of the U.S.

For the full year 2009, Global Generic product sales increased 17 percent to $1.64 billion.  The increase was driven by sales of new products including metoprolol extended-release and potassium-chloride extended-release capsules and the inclusion of Arrow sales in December 2009.  Global Generic other revenue for 2009 decreased $43.9 million to $26.4 million, due primarily to a 2008 milestone payment from Barr Pharmaceuticals, Inc. related to Cenestin®, a decline in royalties related to Sandoz's sales of metoprolol succinate extended-release tablets 50mg and a decrease in royalties related to GlaxoSmithKline's sales of Wellbutrin XL®.

Adjusted Global Generic gross margin increased from 41.3 percent in 2008 to 45.8 percent in 2009, due to enhanced operational efficiencies resulting from the Company's Global Supply Chain Initiative and the launch of new products.

Global Brand Segment Information

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Unaudited; $ in millions)	2009	2008	2009	2008
Global Brand Segment Contribution
Product sales	$101.8	$102.2	$393.7	$397.0
Other revenue	19.2	13.5	67.3	58.0
Net revenue	121.0	115.7	461.0	455.0
Operating expenses:
Cost of sales	22.4	25.0	89.3	107.1
Research and development	17.1	11.8	56.9	50.9
Selling and marketing	36.0	31.6	144.5	118.2
Segment contribution	$45.5	$47.3	$170.3	$178.8
Segment margin	37.6%	40.9%	36.9%	39.3%

Adjusted gross profit (1)	$98.6	$90.7	$371.7	$348.1
Adjusted gross margin	81.5%	78.4%	80.6%	76.5%

(1)
Adjusted gross profit represents net revenue less adjusted cost of sales and excludes amortization of acquired intangibles. Adjusted cost of sales for the twelve months ended December 31, 2008 includes a $0.2 million adjustment for Global Supply Chain Costs.

Global Brand net revenues increased 5 percent to $121.0 million in the fourth quarter. Global Brand product sales for the fourth quarter of 2009 were slightly lower than the previous year at $101.8 million due to lower sales of Ferrlecit® and INFed®, which were partially offset by sales of Rapaflo® and Gelnique® which were launched in early 2009. Global Brand other revenue increased $5.7 million to $19.2 million due to higher revenues of our co-promoted brand products Androgel® and Femring®.

Adjusted gross margin for the Global Brand segment increased from 78.4 percent in the fourth quarter 2008 to 81.5 percent in the fourth quarter 2009, reflecting the increase in other revenue.

For the full year 2009, Global Brand segment product sales decreased one percent or $3.3 million to $393.7 million, compared to $397.0 million for 2008, due to lower sales of Ferrlecit® and INFeD®, which was partially offset by sales of newly launched products Rapaflo® and Gelnique®.

Global Brand segment adjusted gross margin for 2009 was 80.6%, compared to 76.5% in 2008, reflecting the increase in other revenue.

Distribution Segment Information

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Unaudited; $ in millions)	2009	2008	2009	2008
Distribution Segment Contribution
Net revenue	$197.4	$162.4	$663.8	$606.2
Operating expenses:
Cost of sales	168.5	137.0	560.4	511.9
Selling and marketing	17.2	15.8	64.8	59.5
Segment contribution	$11.7	$9.6	$38.6	$34.8
Segment margin	5.9%	5.9%	5.8%	5.7%

Adjusted gross profit (1)	$28.9	$25.4	$103.4	$94.3
Adjusted gross margin	14.6%	15.6%	15.6%	15.6%

(1)	Adjusted gross profit represents net revenue less cost of sales and excludes amortization of acquired intangibles.

Distribution segment net revenue for the fourth quarter of 2009 increased 22 percent or $35.0 million to $197.4 million. The increase was primarily due to sales of generic versions of Valtrex® and Prevacid® and the re-launch of generic Pulmicort®. Distribution revenue consists of sales of third-party products and excludes sales of Watson's brand and generic products.

Distribution segment adjusted gross margin decreased to 14.6 percent in the fourth quarter 2009, compared to 15.6 percent in the fourth quarter 2008, due primarily to a higher mix of third-party brand sales.

For the full year 2009, Distribution segment net revenues increased 10 percent or $57.6 million to $663.8 million, compared to $606.2 million in 2008. This increase was largely driven by sales of new generic and brand products.

Other Operating Expenses
Amortization expense for the fourth quarter 2009 was $26.5 million which includes $4.3 million in amortization related to the Arrow acquisition, compared to $20.1 million in 2008.

2010 Financial Outlook
Watson's estimates are based on actual results for 2009 and management's current belief about prescription trends, pricing levels, inventory levels and the anticipated timing of future product launches and events.
•	Watson estimates total net revenue for the full year ended December, 2010 at approximately $3.5 billion.
o	Total Global Generic segment revenue between $2.2 and $2.4 billion, with international revenue between $550 and $610 million
o	Total Global Brand segment revenue of approximately $440 and $480 million
o	Total Distribution segment revenue between $670 and $740 million
o	Selling, General and Administrative expenses between $630 and $680 million
o	Research and Development expenses between $240 and $260 million
o	Adjusted EBITDA between $760 million and $810 million
o	Cash earnings per share between $3.05 and $3.30.

Webcast and Conference Call Details
Watson will host a conference call and webcast today at 8:30 a.m. Eastern Standard Time to discuss fourth quarter and full year 2009 results, the outlook for 2010 and recent corporate developments.  The dial-in number to access the call is (877) 251-7980, or from international locations, (706) 643-1573.  A taped replay of the call will be available by calling (800) 642-1687 with access pass code 51552597.  The replay may be accessed from international locations by dialing (706) 645-9291 and using the same pass code.  This replay will remain in effect until midnight Eastern Standard Time, March 5, 2010.  To access the live webcast, go to Watson's Investor Relations Web site at http://ir.watson.com.

About Watson Pharmaceuticals, Inc.
Watson Pharmaceuticals, Inc., is a leading global specialty pharmaceutical company. The Company is engaged in the development and distribution of generic pharmaceuticals and specialized branded pharmaceutical products focused on Urology and Women's Health. Watson has operations in many of the world's established and growing international markets.

For press release and other company information, visit Watson Pharmaceuticals' Web site at http://www.watson.com.

Forward-Looking Statement
Statements contained in this press release that refer to Watson's estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Watson's current perspective of existing trends and information as of the date of this release.  For instance, any statements in this press release concerning prospects related to Watson's strategic initiatives, product introductions and anticipated financial performance are forward-looking statements.  It is important to note that Watson's goals and expectations are not predictions of actual performance.  Watson's performance, at times, will differ from its goals and expectations.  Actual results may differ materially from Watson's current expectations depending upon a number of factors affecting Watson's business.  These factors include, among others, the inherent uncertainty associated with financial projections; the impact of competitive products and pricing; the difficulty of predicting the timing or outcome of litigation; successful integration of strategic transactions including the acquisition of the Arrow Group; the ability to recognize the anticipated synergies and benefits of strategic transactions, including the acquisition of the Arrow Group; variability of revenue mix between the Company's Brand, Generic and Distribution business units; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; timely and successful consummation and implementation of strategic initiatives; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; the uncertainty associated with the identification and successful consummation of external business development transactions; market acceptance of and continued demand for Watson's products; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson's and its third party manufacturers' facilities, products and/or businesses; changes in the laws and regulations, affecting among other things, pricing and reimbursement of pharmaceutical products and the settlement of patent litigation; and such other risks and uncertainties detailed in Watson's periodic public filings with the Securities and Exchange Commission, including but not limited to Watson's annual report on Form 10-K for the period ended December 31, 2008 and quarterly report on Form 10-Q for the period ended June 30, 2009. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.

All trademarks used are the property of their respective owners.

The following table presents Watson's results of operations for the three and twelve months ended December 31, 2009 and 2008:

Table 1

Watson Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(Unaudited; in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net revenues	$785.7	$645.2	$2,793.0	$2,535.5

Operating expenses:
Cost of sales (excludes amortization, presented below)	461.3	376.1	1,596.8	1,502.8
Research and development	60.5	47.6	197.3	170.1
Selling, general and administrative	137.2	111.3	520.2	423.5
Amortization	26.5	20.1	92.6	80.7
Loss on asset sales and impairment	-	-	2.2	0.3
Total operating expenses	685.5	555.1	2,409.1	2,177.4
Operating income	100.2	90.1	383.9	358.1

Non-operating (expense) income, net:
Loss on early extinguishment of debt	-	-	(2.0)	(1.1)
Interest income	0.7	2.9	5.0	9.1
Interest expense	(15.9)	(7.5)	(34.2)	(28.2)
Other income	4.7	1.1	9.9	20.4
Total non-operating (expense) income, net	(10.5)	(3.5)	(21.3)	0.2

Income before income taxes	89.7	86.6	362.6	358.3
Provision for income taxes	32.8	30.2	140.6	119.9
Net income	$56.9	$56.4	$222.0	$238.4

Diluted earnings per share	$0.51	$0.50	$1.96	$2.09

Diluted weighted average shares outstanding	111.3	118.0	116.4	117.7

The following table presents Watson's Condensed Consolidated Balance Sheets as of December 31, 2009 and 2008.

Table 2

Watson Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(Unaudited; in millions)

	December 31,	December 31,
	2009	2008

Assets
Cash and cash equivalents	$201.4	$507.6
Marketable securities	13.6	13.2
Accounts receivable, net	519.5	305.0
Inventories	692.3	473.1
Other current assets	344.2	159.5
Property and equipment, net	695.5	658.5
Investments and other assets	155.7	132.9
Product rights and other intangibles, net	1,721.9	560.0
Goodwill	1,648.1	868.1
Total assets	$5,992.2	$3,677.9

Liabilities & Stockholders' Equity
Current liabilities	$744.8	$428.8
Current debt and current portion of long-term debt	307.6	53.2
Long-term debt	1,150.2	824.7
Deferred income taxes and other liabilities	766.5	262.6
Stockholders' equity	3,023.1	2,108.6
Total liabilities and stockholders' equity	$5,992.2	$3,677.9

The following table presents Watson's Condensed Consolidated Statements of Cash Flows for the twelve months ended December 31, 2009 and 2008.

Table 3

Watson Pharmaceuticals, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited; in millions)

	Twelve Months Ended December 31,
	2009	2008

Cash Flows from Operating Activities:
Net income	$222.0	$238.4
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	189.0	170.7
Deferred income tax (benefit) provision	(19.0)	3.5
Provision for inventory reserve	51.0	45.7
Restricted stock and stock option compensation	19.1	18.5
Other adjustments	(1.7)	(23.0)
Changes in assets and liabilities:
Accounts receivable, net	(104.8)	(37.9)
Inventories	(82.2)	(28.2)
Accounts payable and accrued expenses	72.0	(17.6)
Income taxes payable	16.9	24.4
Other assets and liabilities	14.5	22.1
Total adjustments	154.8	178.2
Net cash provided by operating activities	376.8	416.6
Cash Flows from Investing Activities:
Additions to property, equipment and product rights	(71.9)	(100.5)
Additions to marketable securities and long-term investments	(8.0)	(8.2)
Proceeds from sale of marketable securities and investments	9.0	14.9
Acquisition of business, net of cash acquired	(1,754.4)	-
Other investing activities, net	3.0	0.4
Net cash used in investing activities	(1,822.3)	(93.4)

Cash Flows from Financing Activities:
Payments on term loan, current debt and other long-term liabilities	(786.6)	(95.6)
Proceeds from issuance of debt and other long-term liabilities	1,109.9	67.9
Proceeds from issuance of common stock and preferred stock on acquisition	786.2	-
Proceeds from stock plans	33.4	8.4
Repurchase of common stock	(3.6)	(0.9)
Net cash provided by (used in) financing activities	1,139.3	(20.2)
Net (decrease) increase in cash and cash equivalents	(306.2)	303.0
Cash and cash equivalents at beginning of period	507.6	204.6
Cash and cash equivalents at end of period	$201.4	$507.6

The following table presents a reconciliation of reported net income and diluted earnings per share to pro forma cash net income for the three and twelve months ended December 31, 2009 and 2008:

Table 4
Watson Pharmaceuticals, Inc.
Reconciliation Table
(Unaudited; in millions except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

GAAP to Adjusted cash net income calculation

Reported GAAP net income	$56.9	$56.4	$222.0	$238.4
Adjusted for:
Global supply chain initiative(1)	7.8	6.5	32.5	30.4
Acquisition and licensing charges	21.6	-	36.4	6.5
Loss (gain) on securities and impairment	-	-	1.1	(9.6)
Loss on asset sales and impairment	-	-	2.2	0.3
Favorable settlement of tax related liability	-	-	-	(5.9)
Loss on early extinguishment of debt		-	2.0	1.1
Legal settlements	2.4	-	24.7	(15.0)
Amortization	26.5	20.1	92.6	80.7
Income taxes	(20.8)	(9.3)	(64.7)	(44.6)
Adjusted cash net income	94.4	73.7	348.8	282.3
Add: Interest expense on CODES, net of tax	-	2.0	5.5	7.9
Adjusted cash net income, adjusted for interest on CODES	$94.4	$75.7	$354.3	$290.2

Diluted earnings per share

Diluted earnings per share - GAAP	$0.51	$0.50	$1.96	$2.09

Diluted earnings per share - Cash	$0.85	$0.64	$3.04	$2.47

Basic weighted average common shares outstanding	109.7	103.0	105.0	102.8
Effect of dilutive securities:
Conversion of CODES	-	14.4	10.1	14.4
Dilutive share-based compensation arrangements	1.6	0.6	1.3	0.5
Diluted weighted average common shares outstanding	111.3	118.0	116.4	117.7

(1)  Includes accelerated depreciation charges.

The following table presents a reconciliation of reported net income for the three and twelve months ended December 31, 2009 and 2008 to adjusted EBITDA:

Table 5

Watson Pharmaceuticals, Inc.
Adjusted EBITDA Reconciliation Table
(Unaudited; in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

GAAP net income	$56.9	$56.4	$222.0	$238.4
Plus:
Interest expense	15.9	7.5	34.2	28.2
Interest income	(0.7)	(2.9)	(5.0)	(9.1)
Provision for income taxes	32.8	30.2	140.6	119.9
Depreciation (includes accelerated depreciation)	24.9	22.7	96.4	90.1
Amortization	26.5	20.1	92.6	80.7
EBITDA	156.3	134.0	580.8	548.2
Adjusted for:
Global supply chain initiative	6.0	4.7	25.2	23.0
Acquisition and licensing charges	19.5	-	34.2	6.5
Loss (gain) on securities and impairment	-	-	1.1	(9.6)
Loss on asset sales and impairment	-	-	2.2	0.3
Favorable settlement of tax related liability	-	-	-	(5.9)
Loss on early extinguishment of debt	-	-	2.0	1.1
Legal settlements	2.4	-	24.7	(15.0)
Share-based compensation	4.6	4.5	19.1	18.5
Adjusted EBITDA	$188.8	$143.2	$689.3	$567.1

The following table presents a reconciliation of forecasted net income for the twelve months ending December 31, 2010 to adjusted net income and adjusted earnings per diluted share:

Table 6

Watson Pharmaceuticals, Inc.
Reconciliation Table - Forecasted Adjusted Cash Earnings per Diluted Share
(Unaudited; in millions except per share amounts)

	Forecast for Twelve Months Ending December 31, 2010
	Low	High

GAAP to Adjusted cash net income calculation

GAAP net income	$213.2	$243.8
Adjusted for:
Amortization	169.6	169.6
Acquisition and licensing charges	47.4	47.4
Global supply chain initiative	17.6	17.6
Income taxes	(71.2)	(71.2)
Adjusted cash net income	$376.6	$407.2

Diluted earnings per share

Diluted earnings per share - GAAP	$1.72	$1.97

Diluted earnings per share - Cash	$3.05	$3.30

Diluted weighted average common shares outstanding	123.6	123.6

The reconciliation table is based in part on management's estimate of adjusted cash net income for the year ending December 31, 2010.  Watson expects certain known GAAP charges for 2010, as presented in the schedule above.  Other GAAP charges that may be excluded from adjusted cash net income are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown.  These GAAP charges, such as potential asset impairment charges, are dependent upon future events and valuations that have not yet been performed.

The following table presents a reconciliation of forecasted net income for the twelve months ending December 31, 2010 to adjusted EBITDA:

Table 7

Watson Pharmaceuticals, Inc.
Reconciliation Table - Forecasted Adjusted EBITDA
(Unaudited; in millions)

	Forecast for Twelve Months Ending December 31, 2010
	Low	High

GAAP net income	$213.2	$243.8
Plus:
Interest expense	78.8	78.8
Interest income	(1.0)	(1.0)
Provision for income taxes	144.7	165.2
Depreciation (includes accelerated depreciation)	100.9	99.8
Amortization	169.6	169.6
EBITDA	706.2	756.2
Adjusted for:
Share-based compensation	19.3	19.3
Global supply chain initiative	14.4	14.4
Acquisition and licensing charges	20.1	20.1
Adjusted EBITDA	$760.0	$810.0

The reconciliation table is based in part on management's estimate of adjusted EBITDA for the year ending December 31, 2010.  Watson expects certain known GAAP charges for 2010, as presented in the schedule above.  Other GAAP charges that may be excluded from estimated EBITDA are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown.  These GAAP charges, such as potential asset impairment charges, are dependent upon future events and valuations that have not yet been performed.